Exhibit 10.4

SurModics, Inc.

2009 Equity Incentive Plan

Deferred Stock Unit Master Agreement

(Quarterly Awards)

This is a Deferred Stock Unit Master Agreement (the “Agreement”) between SurModics, Inc., a Minnesota corporation (the “Company”), and you,. Any capitalized term used but not defined in this Agreement shall have the meaning set forth in the Company’s 2009 Equity Incentive Plan as it currently exists or as it is amended in the future (the “Plan”).

Background

A. Under the Plan, the Board has the authority to determine Awards and administer the Plan with respect to Awards involving Non-Employee Directors.

B. The Board has determined that Non-Employee Directors may elect to receive all or a portion of their annual cash retainers for service as a member of the Board and its committees in the form of restricted stock units, the payment of which is to be deferred in the normal course until the termination of the recipient’s service on the Board. Such restricted stock units are referred to in this Agreement as “Deferred Stock Units” or “DSUs”.

C. In accordance with the Company’s Board Compensation Policy (the “Policy”), such annual cash retainers to Non-Employee Directors are payable in quarterly installments, in arrears, on the last trading day of each calendar quarter. To the extent a Non-Employee Director has elected to receive payment of such retainer installments for a calendar year in the form of Deferred Stock Units, the resulting DSUs will be granted as of the last trading day of each calendar quarter.

D. You have elected to receive % of each quarterly cash retainer installment to which you would otherwise be entitled for service as a Non-Employee Director during calendar year (the “Grant Year”) in the form of DSUs (the “DSU Portion”), each of which represents the right to receive one share of the Company’s common stock. The number of DSUs that will be subject to each of these quarterly DSU grants during the Grant Year (the “DSU Grants”) will be determined by dividing the dollar amount of the DSU Portion by the Fair Market Value of a share of the Company’s common stock on the applicable Grant Date.

E. Each quarterly DSU Grant will be evidenced by a Grant Notification in the form attached hereto as Exhibit A, and each such Grant Notification when issued by the Company will be incorporated into and made a part of this Agreement. The terms and conditions of each quarterly DSU grant are set forth in this Agreement, including the applicable Grant Notification, and in the attached Plan document.

Terms and Conditions of Quarterly DSU Grants

1. Grant. Subject to Sections 7 and 8 below, on the last trading day of each calendar quarter during the Grant Year, you will be granted the number of DSUs specified in the applicable Grant Notification that reflects a Grant Date corresponding to the last trading day of that calendar quarter. Each DSU will represent the right to receive one Share of the Company’s common stock. The DSUs granted to you will be credited to an account in your name maintained by the Company. This account shall be unfunded and maintained for book-keeping purposes only, with the DSUs simply representing an unfunded and unsecured obligation of the

Company. You acknowledge that in accordance with the Policy, the annual cash retainer amount otherwise payable to you during the Grant Year shall be reduced by 25% if you do not attend at least 75% of the total meetings of the Board and the Board committee(s) on which you serve during the Company’s fiscal year that ends during the Grant Year. Any such reduction will affect the cash retainer installment for the fourth quarter of the Grant Year, and will correspondingly reduce the amount of the DSU Portion and the size of the DSU Grant for that quarter.

2. Restrictions on DSUs. Prior to settlement of the DSUs in accordance with Section 5, the DSUs subject to this Agreement may not be sold, assigned, transferred, exchanged or encumbered other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 2 shall be of no effect.

3. No Stockholder Rights. The DSUs subject to this Agreement do not entitle you to any rights of a stockholder of the Company’s common stock. You will not have any of the rights of a stockholder of the Company in connection with the grant of DSUs subject to this Agreement unless and until Shares are issued to you upon settlement of the Units as provided in Section 5.

4. Vesting of DSUs. The DSUs subject to this Agreement are 100% vested as of their respective Grant Dates.

5. Settlement of Units. The Company shall cause to be issued and delivered to you, or to your designated beneficiary or estate in the event of your death, one Share in payment and settlement of each DSU subject to this Agreement upon a termination of your Service to the Company and its Affiliates that constitutes a “separation from service” as such term is defined for purposes of Code Section 409A. Delivery of Shares in settlement of a DSU Grant subject to this Agreement shall be effected by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the Shares to a brokerage account you designate, and shall be subject to compliance with all applicable legal requirements, including compliance with the requirements of applicable federal and state securities laws.

6. [Reserved].

7. Termination of Service and Future Awards. Upon termination of your Service with the Company and all Affiliates, you will no longer be entitled to receive any additional quarterly DSU Grants pursuant to this Agreement.

8. Change in Control. Upon a Change in Control within the meaning of Section 2(f)(3) of the Plan, you will no longer be entitled to receive any additional quarterly DSU Grants pursuant to this Agreement.

9. Changes in Capitalization. If an “equity restructuring” (as defined in Section 17 of the Plan) occurs that causes the per share value of the Shares to change, the Board shall make such equitable adjustments to any DSUs subject to this Agreement as are contemplated by Section 17 of the Plan in order to avoid dilution or enlargement of your rights hereunder. The Board may make such equitable adjustments to any DSUs subject to this Agreement as and to the extent provided in Section 17 of the Plan in connection with other changes in the Company’s capitalization contemplated by Section 17 of the Plan.

10. Interpretation of This Agreement. All decisions and interpretations made by the Board with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon you and the Company.

11. Governing Plan Document. The DSU Grants evidenced by this Agreement (including any Grant Notifications issued hereunder) are granted pursuant to the Plan, the terms of which are hereby made a part of this Agreement. This Agreement (including any Grant Notifications issued hereunder) shall in all respects be interpreted in accordance with the terms of the Plan. If any terms of this Agreement or any Grant Notification issued hereunder conflict with the terms of the Plan, the terms of the Plan shall control, except as the Plan may specifically provide otherwise. This Agreement (including any Grant Notifications issued hereunder) and the Plan constitute the entire agreement of the parties with respect to the quarterly DSU Grants and supersede all prior oral or written negotiations, commitments, representations and agreements with respect thereto.

12. Discontinuance of Service. Neither this Agreement nor any DSU Grant subject to this Agreement shall confer on you any right with respect to continued Service with the Company or any of its Affiliates, nor limit or interfere in any way with the right of the Company or any Affiliate to terminate such Service or otherwise deal with you without regard to the effect it may have upon you under this Agreement.

13. Binding Effect. This Agreement shall be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

14. Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

You and the Company have executed this Agreement as of the day of.

PARTICIPANT	SURMODICS, INC.

By
		Name:	Bryan K. Phillips
		Its:	Sr. Vice President, General Counsel & Secretary

Exhibit A

SurModics, Inc.

2009 Equity Incentive Plan

Deferred Stock Unit Master Agreement

Grant Notification

SurModics, Inc. (the “Company”), pursuant to its 2009 Equity Incentive Plan (the “Plan”) and a Deferred Stock Unit Master Agreement (Quarterly Awards) dated             , 20     (the “Master Agreement”) between the Company and you, the Participant named below, hereby grants to you an award of Deferred Stock Units (“Units”), each such Unit representing the right to receive one share of the Company’s common stock. The terms and conditions of this Unit Award are set forth in this Grant Notification, the Master Agreement, and the Plan document, and these documents set forth the entire agreement between you and the Company regarding the grant to you of the number of Units shown in the table below.

Name of Participant:

Number of Units:	Grant Date:

Vesting Schedule:

Vesting Date	Percentage of Units That Vest

[Grant Date]	100%

SURMODICS, INC.

By
Its